Exhibit 5.1

June 6, 2007

SMF Energy Corporation
800 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Gentlemen:

Streicher Mobile Fueling, Inc., a Florida corporation (“Streicher”) reincorporated (the “Reincorporation”) in the State of Delaware by merging with and into SMF Energy Corporation, a Delaware corporation (the “Company”), which was a wholly-owned subsidiary of Streicher prior to the merger and was the surviving entity of the merger. As corporate counsel for the Reincorporation, we are familiar with the related facts and circumstances.

We have also acted as counsel to the Company in connection with the preparation of a Post-Effective Amendment No. 1 to Registration Statement No. 333-126123 on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933 of 350,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the SMF Energy Corporation 2001 Director Stock Option Plan (the “Plan”). As part of the Reincorporation, the Company assumed the Plan, which was originally adopted by Streicher.

In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and written and oral statements of officers, legal counsel and accountants of the Company and of public officials, and other documents that we have considered necessary and appropriate for this opinion, and, based thereon, we advise you that, in our opinion:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. The Common Stock has been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 thereto.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP